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                                                                       EXHIBIT 3


FOR IMMEDIATE RELEASE
June 24, 2002



     LIBERTY BROADBAND INTERACTIVE TELEVISION TO ACQUIRE WINK COMMUNICATIONS



Alameda, California and Tulsa, Oklahoma - Wink Communications, Inc. (NASDAQ:
WINK) and Liberty Broadband Interactive Television, Inc. (LBIT) announced today the execution of a definitive merger agreement whereby LBIT will acquire all of the outstanding stock of Wink. Under the terms of the agreement, Wink stockholders will receive $3.00 in cash for each share of Wink common stock.

The transaction, which has been approved by Wink's board of directors, is subject to approval by Wink's shareholders and the satisfaction of other conditions to closing, including regulatory approval. Stockholders, including but not limited to Wink's Founder, its CEO and Benchmark Capital, representing approximately 20% of the outstanding shares of Wink have entered into Voting Agreements to vote their shares in favor of the transaction. It is anticipated that the merger will be completed during the third quarter of this year.

Said Maggie Wilderotter, Wink's CEO, "We are thrilled to be working with LBIT and the Liberty Media family and expect to realize synergies from the leverage of our response network, relationships with partners, technology assets and management expertise across their television businesses. The combination of experience, partners and proven technology will expand and accelerate the ITV business."

"LBIT is pleased to add Wink to our emerging iTV company. They have been the leading provider of complete, end-to-end technology solutions for delivering interactivity as well as processing the related responses. With more than five million interactive-enabled homes served by its network, it is the clear leader in domestic interactive deployments across multiple cable and satellite platforms," said Peter C. Boylan III, President and Chief Executive Officer of LBIT. "Maggie and the Wink management team have done a great job at solving some very difficult technical issues including the full development of the time consuming and expensive back office infrastructure that is so important and often overlooked as it relates to true t-commerce and interactivity."

Wink Communications will continue to operate as a wholly-owned subsidiary of LBIT under the leadership of Maggie Wilderotter and her management team.

Greenbridge Partners LLC acted as the exclusive financial advisor to Wink on this transaction.

About Wink Communications
Wink is the leading mass-market interactive television solution in North America, giving viewers a free and convenient way to interact with programs and advertisements while they continue to watch TV. By clicking a button on their remote control during an enhanced program or advertisement, viewers can access program-related information (such as weather, sports updates, trivia and play-along games) request product samples, coupons and other free offers from advertisers or make purchases instantly.


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The company's end-to-end system enables advertisers and programmers to process transactions while offering viewers instant interactive entertainment and information retrieval. Wink's technology also collects, analyzes and routes viewer behavior and response data to give advertisers and broadcasters a tool to collect consumer and viewer research and to evaluate the success and value of their television campaigns.

Introduced in June of 1998, Wink is currently distributed through partnership agreements with major cable and satellite operators, network and cable broadcasters, national advertisers and manufacturers of consumer electronics equipment.

About Liberty Broadband Interactive Television, Inc.
Liberty Broadband Interactive Television, Inc., is a newly formed subsidiary of Liberty Media Corporation (NYSE: L, LMC.B) focused on investing in and developing interactive services and products for advertisers, programmers and multi-channel video providers globally.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release ( as well as information included in oral statements or other written statements made or to be made by us) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Wink.

Wink Communications will be filing a proxy statement and other relevant documents concerning the merger with the SEC. Stockholders and investors are urged to read the proxy statement and any other relevant documents filed with the SEC because they contain important information. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. or from Wink's Investor Relations Department at 1001 Marina Village Parkway, Alameda California, 94501, telephone (510) 337 2950.

Wink, LBIT and Liberty Media do not undertake, and specifically disclaim, and obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

(C)2002 Wink Communications, Inc. All rights reserved. WINK is a registered trademark of WINK Communications, Inc. All other products or brand names are trademarks or registered trademarks of their respective owners.

Contact:
Tim Travaille
Wink Communications, Inc.
(510) 337-6950
tim.travaille@wink.com

Contact:
Craig Waggy
Liberty Broadband Interactive Television, Inc.
(918) 743-2300
Craig.Waggy@libertybroadband.tv